Rule 424(b)(3)
                                                      Registration No. 333-44948
                                             International Fast Food Corporation



                       INTERNATIONAL FAST FOOD CORPORATION

                    SUPPLEMENT NO. 1 DATED NOVEMBER 30, 2000
                     TO PROSPECTUS DATED SEPTEMBER 12, 2000

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 12, 2000, including any amendments or supplements thereto. Both documents contain information you should consider when making your investment decision. The prospectus of International Fast Food Corporation dated September 12, 2000, relating to our common stock, $.01 par value per share and our Series B Convertible Preferred Stock is hereby supplemented as follows:

RECENT DEVELOPMENTS
-------------------

           On September 29, 2000, we effected a 1-for-100 reverse stock split of our authorized and issued outstanding shares of common stock. As a result of the reverse stock split, the selling shareholders are offering up to 46,436 shares of new common stock under the prospectus and this prospectus supplement and the conversion price of our Series B Convertible Preferred Stock has been adjusted to $66.00 per share, based upon the liquidation value of each Series B Preferred Stock.

           On November 6, 2000, our 11% Convertible Senior Subordinated Discount Notes due 2007 were automatically converted into shares our common stock based upon the terms of the Indenture governing the such Notes. The Notes were converted into the right to receive that number of shares of our common stock equal to the principal amount at maturity of the Notes held by a holder, divided by a conversion price of $70.00 per share of common stock. On November 16, 2000, we received notice from the trustee under the Indenture that one of the holders of such Notes believes that the mandatory conversion of the Notes is in violation of the terms of the Indenture. While we believe that the mandatory conversion was in accordance with the terms of the Indenture, we may be subject to litigation to resolve this dispute.





          The date of this Prospectus Supplement is November 30, 2000.